Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

ELECTRONIC DATA SYSTEMS CORPORATION,

HEWLETT-PACKARD COMPANY

and

HAWK MERGER CORPORATION

Dated as of May 13, 2008

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TABLE OF CONTENTS
(continued)

		Page
Section 8.13.	Remedies	76

Section 8.14.	Specific Performance	76

Section 8.15.	Counterparts; Effectiveness	76

Annexes

Annex A:	Form of Certificate of Incorporation of MergerCo

Annex B:	Form of Bylaws of MergerCo

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 13, 2008, by and among Electronic Data Systems Corporation, a Delaware corporation (the “Company”), Hewlett-Packard Company, a Delaware corporation (“Parent”), and Hawk Merger Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“MergerCo”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive $25.00 per share in cash, without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and MergerCo, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and MergerCo have unanimously approved this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

THE MERGER; RELATED MATTERS

Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving

Corporation”). Parent may at any time on or before the date of the Company Stockholders Meeting change the method of effecting the transactions contemplated by this Agreement by providing for the merger of the Company and a wholly-owned Subsidiary of Parent other than MergerCo if and to the extent requested by Parent and consented to by the Company in writing (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement or otherwise alter or change any of the conditions or financial terms set forth in this Agreement, (ii) impede or delay consummation of the transactions contemplated by this Agreement, including by requiring any additional or alternative filings with any Governmental Entity or other Person, or (iii) relieve Parent of any of its obligations under this Agreement.

Section 1.02. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. If the conditions to the Merger set forth in Article VI are satisfied or, to the extent permitted hereunder, waived during the ten (10) days immediately prior to the end of a fiscal quarter of Parent, then Parent may, at its sole discretion and upon written notice to the Company, postpone the Closing until no later than the last Business Day of the first week after the end of that fiscal quarter (the “Other Closing Date”), provided that in such event (a) the conditions to the Merger set forth in Sections 6.02(a) and 6.02(c) (and any right of Parent to terminate this Agreement pursuant to Section 7.03(b)(ii)) shall be deemed to be waived by Parent and MergerCo and (b) if the End Date shall occur prior to the Other Closing Date, then, at the option of the Company, the End Date shall be extended until the date that is twenty (20) Business Days after the Other Closing Date. The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and MergerCo will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259, and any other applicable provisions, of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and MergerCo shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05. Organizational Documents. At the Effective Time, (a) the certificate of incorporation of MergerCo as in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Annex A, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Electronic Data Systems Corporation” and (b) the bylaws of MergerCo as in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Annex B, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06. Directors and Officers of Surviving Corporation. The directors and officers of MergerCo, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II.

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01. Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, MergerCo or the Company or the holder of any capital stock of Parent, MergerCo or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) that is owned by Parent, MergerCo or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.01(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will be converted into the right to receive $25.00 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.02. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint Computershare Trust Company of New York or another institution reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration (i) the Certificates or (ii) uncertificated Shares (the “Uncertificated Shares”). On and after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Shares represented by the Certificates and the Uncertificated Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Uncertificated Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated

Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Uncertificated Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, Shares issued and outstanding immediately prior to the Effective Time (other than Shares canceled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such Shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such Share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.04. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.05. Withholding Rights. Each of Parent, MergerCo, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, MergerCo, the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the applicable Taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, MergerCo, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.06. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.07. Treatment of Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase Shares that is listed on Section 2.07 of the Company Disclosure Letter (collectively, the “Warrants”) and that is issued and outstanding as of immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Parent shall cause the Surviving Corporation to issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for the amount of cash consideration receivable upon the Closing by a holder of a number of Shares issuable upon exercise of such Warrant immediately prior to the Closing, and from and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to make the payments contemplated thereby upon the exercise thereof.

Section 2.08. Treatment of Stock Options and Restricted Stock Units; ESPP.

(a) Except as set forth in Section 2.08(a) of the Company Disclosure Letter, at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is outstanding under a Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and converted automatically at the Effective Time into an option to purchase shares of the common stock, par value $0.01 per share, of Parent (“Parent Stock”), and which has other material terms and conditions substantially the same as those of the related Company Stock Option, except that (i) the number of shares of Parent Stock subject to each such Company Stock Option shall be determined by multiplying the number of Shares subject to such Company Stock Option immediately prior to the Effective Time by a fraction (the “Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Stock on the New York Stock Exchange as reported by the Wall Street Journal for the five (5) full trading days ending on the date that is two (2) trading days prior to the Closing Date (rounded down to the nearest whole share), (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Exchange Ratio and (iii) any holding periods or other restrictions on sale of Shares acquired upon exercise of Company Stock Options shall no longer apply. The parties acknowledge that, with respect to any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the foregoing provisions are intended to comply with the requirements of Section 424(a) of the Code.

(b) As soon as reasonably practicable after the Effective Time, and in no event later than five (5) Business Days thereafter, Parent shall file with the SEC a registration statement on Form S-8 with respect to (i) the shares of Parent Stock issuable upon exercise of the Company Stock Options that are assumed by Parent hereunder and (ii) the shares of Parent Stock issuable upon the settlement of any Parent Restricted Stock Units that are issued in replacement for the Company Restricted Stock Units in accordance with the terms set forth in Section 2.08(c) hereof, and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Company Stock Options or Parent Restricted Stock Units remain outstanding. Notwithstanding anything in this Agreement to the contrary, Parent shall not issue any shares of Parent Stock in respect of any Company Stock Award until the S-8 to be filed as herein provided is so filed and becomes effective, unless such S-8 has not been so filed and become effective prior to the date that is fifteen (15) Business Days following the Effective Date, in which case Parent (while still bound by the terms of this provision) shall make such issuances irrespective of whether such S-8 has been filed and become effective.

(c) Except as set forth in Section 2.08(c) of the Company Disclosure Letter, at the Effective Time, each restricted stock unit (including restricted stock awards, phantom restricted stock awards, deferred stock units, whether performance-based, time-based or otherwise) (the “Company Restricted Stock Units”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or earned, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a time-based vesting Parent Restricted Stock Unit (the “Parent Restricted Stock Unit”), which has material terms and conditions substantially the same as those of the related Company Restricted Stock Unit (including (i) no longer being subject to any performance-based vesting criteria, all of which shall be deemed satisfied at the Effective Time at the “target” level specified in the applicable award Contract relating to such Company Restricted Stock Units, and which award amount shall not have been further increased by exercise of any discretion of the Company Board prior to the Effective Time, and (ii) with respect to the time-based vesting schedule applicable thereto as set forth in any Contract entered into with the holder thereof that is in effect as of the date hereof or is entered into after the date hereof in accordance with the terms set forth in this Agreement), with respect to the number of shares of Parent Stock that is equal to the number of Shares subject to the Company Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share); provided, however, that any holding periods or other restrictions on sale of Shares acquired upon the vesting of such Company Restricted Stock Units shall no longer apply.

(d) The Company shall take such action as may be necessary to (i) establish the end of the purchase period in effect as of the date hereof under the Company’s 1996 Employee Stock Purchase Plan (the “ESPP”) no later than the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least ten (10) Business Days prior to the Effective Time) with respect to any offering (as defined in the ESPP) otherwise then in effect (the “New Exercise Date”) and (ii) terminate the ESPP as of the New Exercise Date, or such earlier date as determined by the Company to be administratively reasonable. Each ESPP participant’s accumulated payroll contributions as of the New Exercise Date that are not withdrawn as of such date shall be applied toward the purchase of Shares in accordance with the terms of the ESPP, which Shares shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration as set forth in Section 2.01(b), except as otherwise set forth in Section 2.03. As promptly as reasonably practicable following the New Exercise Date, following the application of accumulated payroll contributions toward the purchase of Shares in accordance with the preceding sentence, Parent shall cause or permit the Company or the Surviving Corporation, as applicable, to return to participants any of their respective accumulated payroll contributions not applied to the purchase of Shares under the ESPP, if any. From and after the date hereof, the Company shall not permit (x) any new offering to commence under the ESPP or (y) any current participant in the ESPP to increase the percentage rate of his or her payroll deductions into his or her account under the ESPP.

(e) At the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plans with respect to the Company Equity Awards. Prior to the Effective Time, the Company and Parent shall take all action required to reflect the transactions contemplated by this Section 2.08, including the conversion of the Company Equity Awards that are outstanding immediately prior to the Effective Time pursuant to paragraphs (a) and (c) above and the substitution of Parent for the Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans by Parent. From and after the Effective Time, all references to the Company (other than any references relating to a “change in control” of the Company) in each Company Stock Plan and in each agreement evidencing any award of Company Equity Awards shall be deemed to refer to Parent.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), that specifically relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and MergerCo as follows:

Section 3.01. Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries that is incorporated or organized under the laws of any State of the United States of America. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of preemptive rights and are fully paid and nonassessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except (A) for the capital stock of, or other equity or voting interests in, its Subsidiaries, (B) for investments constituting cash equivalents or (C) investments that are immaterial to the Company, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person, other than capital stock of, or other equity or voting interests in, any Person that represents less than one percent (1%) of the issued and outstanding shares of capital stock of, or other equity or voting interests in, such Person.

Section 3.02. Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) two billion (2,000,000,000) Shares and (ii) two hundred million (200,000,000) shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on May 5, 2008, (x) 531,975,655 (including 176,052 Shares held by EDS Foundation and 30,161 Board restricted stock awards to directors) Shares were issued and outstanding, (y) 29,146,299 Shares were issued and held by the Company in its treasury and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury, and since May 5, 2008 and through the date hereof, no additional Shares or shares of Company Preferred Stock have been issued other than the issuance of Shares upon the exercise or settlement of Company Equity Awards or pursuant to the ESPP. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No Subsidiary of the Company owns any Shares.

(b) Stock Awards.

(i) As of the close of business on May 5, 2008, (w) an aggregate of 50,129,321 Shares were subject to issuance pursuant to Company Stock Options or lapse of restrictions of Company Restricted Stock Units (other than the phantom stock units in clause (z) below) granted under the 2002 Electronic Data Systems Corporation Transition Inducement Plan, the PerformanceShare 1997 Non-Qualified Stock Option Plan of Electronic Data Systems Corporation, the Electronic Data Systems Corporation 2001 Transition Incentive Plan, the Electronic Data Systems Corporation Global Share Plan, the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation and the Amended and Restated Electronic Data Systems Corporation Incentive Plan , (x) an aggregate of 1,386,424 Shares were subject to issuance under the Electronic Data Systems Corporation Executive Deferral Plan and the Electronic Data Systems Corporation United Kingdom Executive Deferral Plan, all as amended, (y) an aggregate of 37,117,511 Shares were reserved for issuance pursuant to the ESPP and (z) phantom stock units with respect to 301,383 Shares were outstanding under the Electronic Data Systems Corporation Deferred Compensation Plan for Non-Employee Directors, as amended (the ESPP, the plans referred to in clauses (w), (x) and (y) immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”), and since May 5, 2008 and through the date hereof, no Company Equity Awards have been granted, no additional Shares have become subject to issuance under the Company Stock Plans and no additional phantom stock awards have been granted. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on May 5, 2008 a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of Shares subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All Shares subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, other awards issued or granted under any Company Stock Plan, and the Warrants and the Convertible Notes, as of the date hereof, there are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (y) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (z) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding Shares, all outstanding Company Equity Awards, all other awards outstanding under any Company Stock Plan, all outstanding Warrants and all outstanding Convertible Notes, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Except as set forth in the Warrants or the indenture (including supplemental indentures) governing the Convertible Notes, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(iv) Each Company Stock Option, other right to acquire Shares as to which any portion vested on or after January 1, 2005 or other awards issued or granted under any Company Stock Plan, has an exercise price that is not less than fair market value (as defined in the applicable Company Stock Plan) of the underlying Shares on the date of grant.

(c) Voting Debt; Warrants. Except for the Convertible Notes, no bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). As of the date hereof, an aggregate of (x) 879,168 Shares are subject to, and 898,921 Shares are reserved for issuance upon exercise of, the Warrants and (y) 9,736,756 Shares are reserved for issuance upon conversion of the Convertible Notes identified in clause (b) of the definition of Convertible Notes and 20,210,928 Shares are reserved for issuance upon conversion of the Convertible Notes identified in clause (a) of the definition of Convertible Notes.

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03. Authority; Non-Contravention; Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The affirmative vote or consent of the holders of a majority of the outstanding Shares to approve and adopt this Agreement and approve the Merger (the “Requisite Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and MergerCo, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in clauses (i)–(v) of Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any material Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof or (iii) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) any applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”) or (C) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act and EC Merger Regulation, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the New York Stock Exchange or the London Stock Exchange; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained herein to the contrary, the representations and warranties set forth in this Section 3.03(c) do not apply to Consents of any Governmental Entities that arise pursuant to, or as a result of, any Government Contracts or Proposals (in any such case, with any Governmental Entity in its capacity as a customer) that have been entered into or may hereafter be entered into by the Company or any Subsidiary thereof.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(e) Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. To the Knowledge of the Company, no other state takeover statutes apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.04. SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2005 (the “Company SEC Documents”). The Company has made available to Parent (including through the Electronic Data Gathering, Analysis and Retrieval Database of the SEC) all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than EDS Administrative Services LLC, none of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents, including each Company SEC Document filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Company and each of its Subsidiaries has implemented, and maintains and enforces, a system of internal controls over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, including policies and procedures that provide reasonable assurance that (i) receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) any unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries that would have a material effect on the Company’s financial statements would be detected or prevented in a timely manner and (iv) the Company and its Subsidiaries maintain records in reasonable detail that accurately and fairly reflect the material transactions and dispositions of their respective assets. Neither the Company nor its independent accountants has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by the Company or (y) any fraud, whether or not material, that involves executive officers or other employees of the Company who have a material role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company, in each case in connection with the preparation of the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007.

(d) Undisclosed Liabilities. The balance sheet of the Company dated as of March 31, 2008 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”. Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) are executory obligations under Contracts to which the Company or any of its Subsidiaries is or may hereafter become a party or is or may hereafter become bound (other than Liabilities thereunder due to breaches by the Company or any of it Subsidiaries of the terms set forth therein) or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Off-Balance Sheet Arrangements. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC, except for any such arrangement (including client supported financing transactions and securitizations) (i) that is included in the aggregate amount of off-balance sheet arrangements referred to in the Annual Report on Form 10-K filed by the Company prior to the date hereof with the SEC for the fiscal year ended December 31, 2007 or in the Quarterly Report on Form 10-Q filed by the Company prior to the date hereof with the SEC for the fiscal quarter ended March 31, 2008 or (ii) pursuant to which the aggregate obligation of the Company and its Subsidiaries thereunder would not exceed $10,000,000.

(f) Sarbanes-Oxley Compliance. The chief executive officer and chief financial officer of the Company have made all certifications in the Company SEC Documents that are required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder by the SEC; the statements contained in any such certifications were unqualified, complete and correct and have not been modified or withdrawn; and the Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the New York Stock Exchange, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its chief executive officer and chief financial officer.

Section 3.05. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date hereof (a) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has not been: (i) any Company Material Adverse Effect or any event, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Company Securities or any Company Subsidiary Securities, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Company Securities or any Company Subsidiary Securities, except for (w) the declaration, setting aside and payment of cash dividends by any wholly-owned Subsidiary of the Company to its parent, (x) the declaration, setting aside and payment of cash dividends by any non-wholly-owned Subsidiary of the Company to the equityholders thereof that was made in a manner consistent with the past dividend practices of such Subsidiary, (y) the declaration, setting aside and payment by the Company of its regular quarterly cash dividend and (z) the purchase, redemption or other acquisition of any Company Securities from any holder of a Company Equity Award in connection with the termination of such person’s service with the Company or a Subsidiary thereof or otherwise pursuant to the terms of the applicable Company Stock Plan, (iii) any split, combination or reclassification of any Company Securities or Company Subsidiary Securities, (iv) any granting by the Company or any of its Subsidiaries to any executive officer of the Company of any material increase in compensation or fringe benefits, or any payment by the Company or any of its Subsidiaries to any executive officer of the Company of any bonus, or any granting by the Company or any of its Subsidiaries to any officer of the Company of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into, or modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, in each case, with any officer of the Company, (v) entry by the Company or any of its Subsidiaries into any material licensing or other material agreement with regard to the acquisition or disposition by the Company or any Subsidiary thereof of any material Intellectual Property other than non-exclusive licenses or other agreements with regard to the acquisition or disposition by the Company or any Subsidiary thereof of any Intellectual Property, in each case entered into in the ordinary course of business consistent with past practice, (vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, (vii) any change by the Company in its material Tax elections or accounting methods, or any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (viii) any communication from the New York Stock Exchange or the London Stock Exchange to the Company with respect to any potential delisting of the Shares, (ix) any sale, transfer or other disposition outside of the ordinary course of business of any material properties or material assets (whether real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries, or (x) any agreement, whether in writing or otherwise, to take any action described in this Section by the Company or any of its Subsidiaries.

Section 3.06. Taxes.

(a) Tax Returns. The Company and each of its Subsidiaries have prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto that they were required to file (collectively, “Tax Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations and such Tax Returns are true and complete in all material respects.

(b) Payment of Taxes. All material Taxes due and owing by the Company and each of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Returns) have timely been paid, or have been withheld and remitted, to the appropriate Taxing authority, or have been reserved for in accordance with GAAP (including the recent pronouncement under FIN 48, Accounting for Uncertainty in Income Taxes) in the Company’s financial statements.

(c) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of the Company’s U.S. federal income tax returns for the 2005 and 2006 taxable years and EDS Ltd.’s 2006 United Kingdom corporate income tax return.

(d) Withholding. The Company and each of its Subsidiaries have withheld and timely paid to the appropriate Taxing authority: (i) any proper and accurate amounts for all periods through the date hereof in material compliance with all Tax withholding provisions of applicable Laws other than provisions of employee withholding (including withholding of Tax on dividends, interest, and royalties and similar income earned by non-resident aliens and foreign corporations and withholding of Tax on United States real property interests); and (ii) from their employees proper and accurate amounts for all periods through the date hereof in material compliance with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation).

(e) Tax Liabilities. Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries have incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.

(f) Tax Deficiencies. There is no material Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed in writing against the Company or any of its Subsidiaries, nor, as of the date hereof, has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax that is still in effect.

(g) Tax Audits. As of the date hereof, no audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(h) Closing Agreements. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law.

(i) Substantial Understatements. Each of the Company and its Subsidiaries has disclosed on its Tax Returns for its 2004-2006 taxable years all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local, or foreign Law.

(j) Tax Jurisdictions. To the Knowledge of the Company, no written claim has been made during the past three (3) years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries has filed Tax Returns indicating that the Company or any of its Subsidiaries is or may be subject to any material taxation by such jurisdiction.

(k) Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by it or any other relevant party, and neither the Company nor any of its Subsidiaries has any knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries to the extent such adjustments would be required to be made for any taxable period (or portion thereof) ending after the Closing Date.

(l) Installment Sale, Etc. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, U.S. taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (x) any installment sale or open transaction disposition made on or prior to the Closing Date or (y) any prepaid amount received on or prior to the Closing Date.

(m) Tax Liens. There are no material Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable or Taxes that are being contested in good faith and in respect of which, if required by GAAP, adequate reserves therefor have been accrued or recorded on the Company’s financial statements.

(n) U.S. Real Property Holding Corporation. The Company is not a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code, nor has it been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

(o) Intercompany Transactions. There are no material deferred intercompany transactions within the meaning of Treasury regulation section 1.1502-13(b)(1) with respect to which the Company or any of its Subsidiaries would be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(p) Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to a Contract entered into after January 1, 2004, other than a Contract entered into in the ordinary course of business, under which the Company or any of its Subsidiaries has, or at any time in the future is reasonably likely to have, an obligation to contribute to the payment of any portion of a material Tax (or pay any amount calculated with reference to any portion of a material Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company), or (ii) has any Liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(q) Ownership Changes. Since January 1, 2004, neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 and/or Section 383 of the Code, other than the ownership change arising from the transaction contemplated by this Agreement.

(r) Distributing Corporations. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code and regulations thereunder) in conjunction with the Merger.

(s) Tax Avoidance. Neither the Company, nor any of its Subsidiaries has participated (i) in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation § 1.6011-4(b)(1) or, (ii) to the Knowledge of the Company, in a reportable transaction (other than a listed transaction), as set forth in Treasury Regulation § 1.6011-4(b).

(t) Certain Compensation Taxes. To the Knowledge of the Company, there is no Contract, plan or arrangement to which the Company or any of its Subsidiaries is a party which, individually or collectively, (i) other than as set forth on Section 3.06(t) of the Company Disclosure Letter, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code or (ii) could require Parent or any Affiliate of Parent to gross up a payment to any Company Employee for Tax related payments or cause a penalty tax under Section 409A of the Code (other than indemnification obligations pursuant to the agreements listed in Section 3.06(t) of the Company Disclosure Letter). To the Knowledge of the Company, each Company Employee Plan or Company Employee Agreement that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in material good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code, and no Company Employee is subject to any tax pursuant to Section 409A of the Code.

Section 3.07. Intellectual Property.

(a) Certain Owned Company IP. Section 3.07(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the following Owned

Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents; (iii) all material invention disclosures within the last two years; (iv) all material registered Copyrights; (v) all material Internet domain names; and (vi) all material Software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software), in each case listing, as applicable, (x) the name of the applicant/registrant and current owner, (y) the jurisdiction where the application/registration is located and, (z) the application or registration number.

(b) Good Standing. The Company and each of its Subsidiaries has made all prosecution and maintenance payments and all filings currently due or required to be filed (extensions or grace periods not being available), to prosecute and maintain each item of registered, issued and applied for material Owned Company IP. The Company and each of its Subsidiaries has taken appropriate steps to ensure compliance with all laws relating to patent marking requirements and trademark and copyright notice requirements (including trademark and copyright legends and symbols, such as ©, ®, TM, SM) with respect to any such Intellectual Property that is issued, granted or registered by or with any Governmental Entity or for which an application therefore has been filed with any Governmental Entity, and all such registered, issued and applied for Intellectual Property is duly registered, issued and/or filed in the name of the Company or one of its Subsidiaries, as applicable. All registrations of Owned Company IP are currently in good standing and the correct chain of title has been recorded with the applicable Governmental Entity, including the U.S. Patent and Trademark Office, against each item of registered, issued or applied for Owned Company IP, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Enforceability. The Owned Company IP is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No false allegations of use or other false statements have been made in connection with the filing, prosecution or maintenance of any material Trademarks included in the Owned Company IP and, to the Knowledge of the Company, no false statements have been made in connection with the filing, prosecution or maintenance of any Patents included in the Owned Company IP, except where such allegations or statements would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 3.07(d)(i) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Contracts (i) granting to the Company or any of its Subsidiaries a license, covenant not to sue or any other interest in, or any right to use or exploit any Licensed Company IP that is material to the Company and its Subsidiaries taken as a whole, other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software, or (ii) under which the Company or any of its Subsidiaries has granted to others a license, covenant not to sue or any other interest in, or any right to use or exploit any Owned Company IP that is material to the Company and its Subsidiaries taken as a whole (such agreements, the “Company IP Agreements”). Neither the Company nor any of its Subsidiaries has granted any rights exclusively under any Owned Company IP, other than under Owned Company IP that is not necessary for the conduct of the business of the Company as currently conducted, nor for the conduct of the business of its

Subsidiaries as currently conducted. No Company IP Agreement may be unilaterally terminated by any third party which is a party to such Agreement as a result of the consummation of the transactions provided for herein, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Sufficiency of Company IP. The Owned Company IP, together with the Licensed Company IP, constitutes all the Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) No Liens. The Company and its Subsidiaries collectively own all right, title and interest in the Owned Company IP free and clear of all Liens other than Permitted Liens. No Person jointly owns any Owned Company IP pursuant to any Contract with the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by operation of law or otherwise. No material license fees in respect of any such joint Owned Company IP will be payable by Parent following the Closing to any person for the use or exploitation of such Intellectual Property.

(g) Protection of Information. The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of the Trade Secrets that comprise any material part of the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All uses and disclosures by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or were otherwise lawful, except where the use or disclosure of any Trade Secret owned by another Person that was not effected in accordance with a written agreement or was not lawful would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees, consultants and contractors, and any other person with access to Trade Secrets included in Company IP that are material to the Company and its Subsidiaries, taken as whole, to execute a confidentiality agreement substantially in the Company’s standard form previously provided to Parent.

(h) Employees and Consultants. All former and current employees, consultants and contractors of the Company and its Subsidiaries who contribute or have contributed to the creation or development of any of the Owned Company IP (“Contributors”) have executed written instruments with the Company or such Subsidiary that assign to the Company or such Subsidiary all rights, title and interest in and to any such contributions that the Company or Subsidiary does not already own by operation of Law, except where failure to execute such written agreement would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no inventor listed on the Company’s or its Subsidiaries’ Patents is under any obligation to assign its rights in the Company’s or its Subsidiaries’ Patents to a former employer, person, or entity, except where any such obligation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Infringement. Neither the Company nor any of its Subsidiaries, nor any of its or their products or services, nor the other operation of Company’s or its Subsidiaries’ business as currently conducted is infringing upon (including infringement by dilution), misappropriating or violating the Intellectual Property of any Person, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon (including infringement by dilution), violating or misappropriating any material Owned Company IP.

(j) IP Legal Actions. As of the date hereof, there is no Legal Action pending or, to the Knowledge of the Company, threatened with respect to, (i) any alleged infringement (including infringement by dilution), misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or any of its or their current products or services or otherwise by the conduct of the Company’s or its Subsidiaries’ businesses as currently conducted or have been conducted within the preceding five years; (ii) any claim challenging the validity or enforceability of any item of Owned Company IP, or the ownership by the Company or the respective Subsidiary of such item; or (iii) any claim contesting the Company’s or any of its Subsidiaries rights with respect to any of the Licensed Company IP except in the case of clauses (i), (ii), and (iii) for any of the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company IP, except (x) for any such Order that is generally applicable to Persons engaged in the businesses engaged in by the Company and its Subsidiaries or (y) where the entry or existence of any such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) Parent’s Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result, after the consummation of the Merger, in Parent or any of its Subsidiaries being required, under the terms of any Contract to which the Company or any of its Subsidiaries is a party, to grant (including by means of a covenant not to sue or cross-license) to any third party any rights or licenses to any of Intellectual Property owned by Parent or its Affiliates prior to the Closing Date or created by Parent or its Affiliates following the Closing Date, except for customer Contracts under which the customer was granted a non-exclusive license (which may include the right to sublicense to end users in the ordinary course of business for the same or more limited scope) to use existing and after-acquired patents and/or copyrights, including enhancements to Software and similar derivative works, solely to the extent necessary for such customer’s operation of products or applications sold to the customer under such Contract, or solely to the extent necessary for such customer’s receipt of services that parent will continue to provide after closing, and for no other purpose.

(l) Settlements. No limitations or restrictions on the use or enforceability of any of the Company IP have been agreed with any third party pursuant to a settlement agreement or a similar Contract intended to settle a dispute, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) Open Source Software. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation in any material respect of any open source license. No Software that contains or is derived from Open Source Software has been incorporated into any Software that is Owned Company IP, or has otherwise been distributed or licensed by Company or any Subsidiary to third parties, in a manner that renders Software that is Owned Company IP subject to terms applicable to Open Source Software, except with respect to Software that the Company has decided, for business reasons, to release to the open source community in a manner that does not preclude the Company’s continued use and exploitation of such Software.

(n) Source Code. To the Knowledge of Company, no condition has occurred, and no circumstance or condition exists, that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or any of its Subsidiaries have deposited any material Company Source Code to require release of such material Company Source Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of Company, the consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company or its Subsidiaries have deposited any material Company Source Code to require release of such Company Source Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(o) Viruses. To the Knowledge of the Company, as of the date hereof, the Company and each of its Subsidiaries has in place, consistent with general industry practices, systems adequate to identify and detect any computer code which may: (i) irreparably disrupt, disable, erase or harm operation of material Software included in the Owned Company IP, or cause such Software to irreparably damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access such Software without authorization, except as would not reasonably be expected to have a Company Material Adverse Effect.

(p) Privacy. To the Knowledge of the Company, the Company’s and each of its Subsidiaries’ collection, storage, use and dissemination of personal customer information and other personally identifiable information in connection with their businesses has been in accordance with all applicable Laws relating to privacy or data protection with regard to personally identifiable information that are binding on the Company or any Subsidiary thereof, all applicable privacy policies adopted by the Company or any Subsidiary thereof, and in accordance with all terms of use or other contractual obligations relating to privacy or protection of personally identifiable information, except where the failure to be in compliance with any such Law, terms of use or other contractual obligations or to abide by any such policy would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, with respect to personal customer information and other personally identifiable information, the Company and each of its Subsidiaries has reasonable security and data protections in place, consistent with general industry practices, and there has been no material breach thereof or loss of such information since January 1, 2006, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08. Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries is and, since January 1, 2007, has been in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound (including the International Trade in Arms Regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury’s Office of Foreign Assets Control), except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2007, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2007, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Foreign Corrupt Practices Act. Since January 1, 2007, neither the Company nor any of its wholly-owned Subsidiaries, nor, to the Knowledge of the Company, any of the Controlled Subsidiaries or any third party acting on behalf of the Company or any of its Subsidiaries, has taken or failed to take any action that would cause it to be in violation in of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, except for any such violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09. Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its U.S. Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $10,000,000, (b) does not seek material injunctive or other material non-monetary relief and (c)

would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than any Orders that are generally applicable to Persons engaged in the businesses engaged in by the Company or its Subsidiaries. There are no internal investigations or internal inquiries that since January 1, 2006 and prior to the date hereof have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other material misfeasance or material malfeasance issues other than such investigations or inquiries that did not result in any material finding of any misfeasance or malfeasance.

Section 3.10. Brokers’ and Finders’ Fees. Except for fees payable to the investment banking firms whose names are set forth on Section 3.10 of the Company Disclosure Letter (collectively, the “Company Financial Advisors”) pursuant to engagement letters listed in such section of the Company Disclosure Letter, a correct and complete copy of which have been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.11. Related Party Transactions. Except for compensation or other employment arrangements entered into in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) of the Company (excluding any Subsidiary of the Company), on the other hand.

Section 3.12. Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each material employment (excluding offer letters), severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent (including through the Electronic Data Gathering, Analysis and Retrieval Database of the SEC) correct and complete copies of all Company Employee Agreements with the executive officers of the Company and all material Company Employee Plan documents, if any, in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, and (v) the current summary plan description for each Company Employee Plan.

(c) Employee Plan Compliance. (i) each Company Employee Plan in the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code, except for any administrative non-compliance which may be corrected pursuant to the IRS’ Employee Plans Compliance Resolution System, and to the Knowledge of the Company, each Company Employee Plan outside of the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened; (iii) the Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan; (iv) except to the extent limited by applicable Law, each Company Employee Plan (other than a Company Employee Plan constituting a Contract between the Company or a Subsidiary thereof and a Company Employee) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; and (vi) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan.

(d) None of the Company, any Company ERISA Affiliate or any of the Company Subsidiaries has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulation relating to employee benefit plans generally.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code;

(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) no condition or event currently exists that would be reasonably likely to result in any material Liability to the Company or any Company ERISA Affiliate under Title IV of ERISA (other than for premiums to the Pension Benefit Guaranty Corporation);

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan; and

(v) no such plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

(f) No Post-Employment Obligations. No Company Employee Plan currently provides for any Liability of the Company or any of its Subsidiaries to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(g) Health Care Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h) Effect of Transaction. Section 3.12(g) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, golden parachute payment or “parachute payment” within the meaning of Section 280G(b)(2) of the Code) that is reasonably likely to become due to any current or former employee of the Company or any of its Subsidiaries under any Company Employee Plan as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any increase in any material respect of any material benefit otherwise payable under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (iii) any acceleration of the time of payment or vesting of any such material benefits under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not, directly or indirectly, constitute an event under any Company Employee Plan or Company Employee Agreement with respect to any Company Employee that will or is reasonably likely to result in the payment or provision of any benefit in an amount which will or is reasonably likely to be characterized or deemed as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(i) Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and collective agreements respecting hiring, employment, individual and collective termination of employment, employment practices, terms and conditions of employment and wages and hours (including Orders and awards relevant to the Company Employees’ terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, engagement of independent contractors, including proper classification of same, social security filings and payments, unemployment insurance payments, secondment and expatriation rules and applicable requirements regarding staff representation and paid vacations) with respect to Company Employees and contingent workers, and (ii) is in compliance with all applicable Laws relating to the relations between it and any trade union, works council or other body representing the Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Labor. No material work stoppage or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Company, no material work stoppage or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Company Employees are represented by a labor union, works council or trade union and, to the Knowledge of the Company, there are no formal activities, Legal Actions, election petitions, card check signing or union activities or union corporate campaigns of or by any labor union, trade union or works council to organize any Company Employees. As of the date hereof, there are no Legal Actions, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or objectionable conduct under applicable labor Laws or discrimination complaints, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13. Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Owned Real Estate that constitutes Material Real Estate, and sets forth for each such Owned Real Estate (i) the location and street address and (ii) the nature of the current use of such Owned Real Estate.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good leasehold title to the Leased Real Estate free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate that constitutes Material Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto, the street address and the nature of the current use of such Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Material Real Estate. The Company has made available to Parent correct and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases or licenses, as tenant, any Material Real Estate.

(c) Condemnation Proceedings. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties that constitute Material Real Estate.

(d) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good and marketable title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

Section 3.14. Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are and, since January 1, 2007, have been in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Since January 1, 2007, neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 3.15. Contracts.

(a) Major Customers. Section 3.15(a)(i) of the Company Disclosure Letter sets forth a complete and correct list of the names of the top twenty-five (25) customers of the Company for the fiscal year ended December 31, 2007 (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries) (the “Major Customers”). The aggregate amount of the consolidated revenues of the Company for the fiscal year ended December 31, 2007 that was derived from the Major Customers or Affiliates thereof is approximately equal to the percentage set forth on Section 3.15(a)(ii) of the Company Disclosure Letter.

(b) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding in any case: (1) any Contract that has expired or terminated in accordance with its terms or otherwise under which no party has any continuing rights or obligations and (2) any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board or (z) employee of the Company or any of its wholly-owned Subsidiaries providing for an annual base salary in excess of $500,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract containing any covenant applicable to the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, that would by its terms be applicable to Parent or any of its Subsidiaries) prohibiting or otherwise materially limiting the Company’s or any such Subsidiary’s right to engage or compete in any line of business, to operate in any geographic area or distribution channel, other than any such Contract that is terminable by the Company or the applicable Subsidiary thereof without material liability to the Company and its Subsidiaries, taken as a whole;

(v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $10,000,000, other than any such Contract entered into in the ordinary course of business;

(vi) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has “earn-out” or other contingent purchase price payment obligations, in each case, that have not been paid prior to the date hereof and that would reasonably be expected to result in payments by the Company or the applicable Subsidiary thereof in excess of $5,000,000;

(vii) any joint marketing or joint development Contract under which the Company or any of its Subsidiaries have continuing minimum payment obligations or costs in excess of $10,000,000 per year that may not be canceled without material liability upon notice of ninety (90) days or less, other than any of the foregoing that constitutes a Contract with a customer of the Company or any Subsidiary thereof entered into in the ordinary course of business;

(viii) the Contracts that are listed on Section 3.15(a)(viii) of the Company Disclosure Letter, each of which is with a Major Customer and represents, together with all other Contracts with such Major Customer or a controlled Affiliate thereof, at least fifty percent (50%) of the revenues generated by the Company and its Subsidiaries in the fiscal year ended December 31, 2007 with respect to such Major Customer and its controlled Affiliates;

(ix) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(x) any Contract that (A) contains most favored customer pricing provisions which are material to the Company and its Subsidiaries, taken as a whole, or (B) grants any exclusive rights or rights of first refusal which are material to the Company and its Subsidiaries, taken as a whole;

(xi) any Contract that is a partnership, joint venture or similar Contract, unless immaterial to the Company and its Subsidiaries taken as a whole;

(xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $25,000,000, other than (x) accounts receivables and payables and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company (other than loans made to non-wholly-owned Subsidiaries in the ordinary course of business in accordance with the Company’s cash management system);

(xiii) any settlement agreement entered into since January 1, 2006 in respect of a Legal Action in respect of which litigation proceedings were commenced or of which the litigation legal department of the Company was otherwise made formally aware, other than (x) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or service with the Company or a Subsidiary thereof, (y) settlement agreements that contemplate the making of a cash payment not in excess of $10,000,000 as to such settlement and which payment has not been made prior to the date hereof or (z) settlement agreements that contemplate the making of a cash payment to the Company or any of its Subsidiaries;

(xiv) any other Contract that is not with a customer of the Company under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $35,000,000 in any year and which is not otherwise described in clauses (i)–(xiii) above;

(xv) the Contracts that are listed on Section 3.15(a)(xiv) of the Company Disclosure Letter; or

(xvi) any Company IP Agreement.

(c) Schedule of Material Contracts; Documents. Section 3.15(c)(i) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all Company Material Contracts and identifies each subsection(s) of Section 3.15(b) that lists such Company Material Contract. The Company has made available to Parent (including through the Electronic Data Gathering, Analysis and Retrieval Database of the SEC) correct and complete copies of all Company Material Contracts in the Company’s possession.

(d) No Breach. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all the Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in, or has received written notice of, breach of any Company Material Contract.

Section 3.16. Proxy Statement. The letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, and any amendments thereto, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Company Proxy Statement, as supplemented or amended, if applicable, at the time of filing, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to Company stockholders and at the time of adoption of this Agreement by the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerCo expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.17. Insurance. The Company and each of its Subsidiaries maintain Insurance Policies that, to the Knowledge of the Company, are upon terms that are reasonable for the businesses, operations, properties and locales conducted, owned or operated by the Company and its Subsidiaries. As of the date hereof, there is no claim by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, that is pending under any of the Insurance Policies as to which coverage has been denied or disputed in writing by the underwriters of such Insurance Policies, other than any claims with respect to which any such denial or dispute was subsequently resolved by mutual agreement between the Company or a Subsidiary and the relevant insurer. All material insurable claims have been properly tendered to the appropriate insurance carrier in material compliance with any applicable Insurance Policy notice provisions. To the Knowledge of the Company, all Insurance Policies referred to in this Section 3.17 are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect.

Section 3.18. Fairness Opinion. The Company has received the opinion of each of the Company Financial Advisors (and, if it is in writing, has provided a copy of such opinions to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, and, as of the date of this Agreement, such opinions have not been withdrawn, revoked or modified.

Section 3.19. Public Grants. None of the public subsidies, allowances, aids or other public grants, including within the meaning of Article 87 of the EC Treaty and applicable U.S. statutes, granted to the Company or any of its Subsidiaries since January 1, 2006 and that are material to the Company and its Subsidiaries, taken as a whole (collectively, the “Public Grants”), will have to be repaid as a result of the consummation of the transactions contemplated by this Agreement other than any of the foregoing that would have to be so repaid if the amount to be repaid is not material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is under any obligation to maintain a certain number of employees at any location or in any region, or to maintain any business at all or in any region, other than any such obligation which is not material to the Company and its Subsidiaries, taken as a whole, under the terms of any of the Public Grants.

Section 3.20. Certain Costs. Neither the Company nor any of its Subsidiaries is party to a Contract as to which the estimated future cost through the expected contract completion date, whether incurred or yet to be incurred (including all costs generally accounted for at the account level for such client contract, but not including any general corporate overhead costs or technology investments not allocated at the account level), as of March 31, 2008 exceeded by more than $25,000,000 (or the equivalent thereof in the applicable foreign currency) in the aggregate the future contract revenue expected as of such date to be recorded under such Contract through the expected contract completion, in each case based on management’s estimates of reasonably likely contract performance.

Section 3.21. Government Contracts.

(a) Compliance. To the Knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Government Contract or outstanding Proposal to which the Company or any of its Subsidiaries is a party as of the date hereof: (i) the Company and each of its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Proposal, including clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) the Company and each of its Subsidiaries has complied in all material respects with (A) all applicable requirements of statute, rule, regulation or order in relation to such Government Contract or Proposal and (B) any agreement with the U.S. Government, the U.K. Government or other applicable foreign Governmental Entity pertaining to such Government Contract or Proposal; (iii) since January 1, 2006, neither the U.S. Government, the U.K. Government nor any other applicable foreign Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has materially breached or violated any statute, rule or regulation, certification or other Law in connection with any Government Contract other than any of the foregoing that have been resolved prior to the date hereof; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (v) no cost incurred by the Company or any of its Subsidiaries has been disallowed, other than those which have been resolved and (vi) since January 1, 2006, no money due to the Company or any of its Subsidiaries has been withheld or set off and not resolved.

(b) Proceedings. To the Knowledge of the Company, as of the date hereof, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor any of the directors or executive officers of the Company is (or within the last three (3) years has been) under administrative, civil or criminal investigation or indictment or material information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal, and (ii) neither the Company nor any of its Subsidiaries has made a Voluntary Disclosure pursuant to the U.S. Department of Defense Fraud Voluntary Disclosure Program (or comparable disclosure to any foreign Governmental Entity) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal that has led or would be reasonably expected to lead to any of the consequences set forth in clause (i) immediately above or any other damage, penalty, assessment, recoupment of payment or disallowance of cost. To the Knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2006, neither the Company nor any of its Subsidiaries has submitted any inaccurate certification with respect to a Government Contract.

(c) Suspension and Debarment. As of the date hereof, neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of the executive officers or directors of the Company is (or at any time during the last three (3) years has been) suspended or debarred from doing business with the U.S. Government, the U.K. Government or any other applicable foreign Governmental Entity with jurisdiction over a region where the Company or any of its Subsidiaries conduct a material amount of business or has been declared nonresponsible or ineligible for contracting with the U.S. Government, the U.K. Government or any other applicable foreign Governmental Entity with jurisdiction over a region where the Company or any of its Subsidiaries conduct a material amount of business. Since January 1, 2006 and through the date hereof, no Government Contract has been terminated for default.

Section 3.22. No Reliance. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that (a) neither Parent, MergerCo nor any Person on behalf of Parent or MergerCo is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent or MergerCo in Article IV hereof and pursuant to any certificates to be delivered pursuant to the terms set forth herein and (b) the Company has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article IV of this Agreement or in any certificates to be delivered pursuant to the terms set forth herein.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Parent and MergerCo hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01. Organization. Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02. Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and MergerCo has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and MergerCo and no other corporate proceedings on the part of Parent or MergerCo are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non–Contravention. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or bylaws of Parent or MergerCo, (ii) subject to compliance with the requirements set forth in clauses (i)–(iv) of Section 4.03(c), conflict with or violate any Law applicable to Parent or MergerCo or any of their respective properties or assets or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including MergerCo, are a party or otherwise bound, or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or MergerCo, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and MergerCo’s ability to consummate the transactions contemplated by this Agreement.

(c) Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or MergerCo in connection with the execution, delivery and performance by Parent and MergerCo of this Agreement or the consummation by Parent and MergerCo of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents as may be required under the HSR Act, EC Merger Regulation or Foreign Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement, (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of the New York Stock Exchange or London Stock Exchange, and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and MergerCo’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03. Information Supplied. The information with respect to Parent or MergerCo that Parent or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, at the time of the filing, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to the Company’s stockholders and at the time of adoption of this Agreement by the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or MergerCo with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives for inclusion or incorporation by reference in the Company Proxy Statement.

Section 4.04. Financial Capability. Parent has the financial capacity to perform its obligations under this Agreement and to cause MergerCo to perform its obligations under this Agreement. Parent has or will have, and will cause MergerCo to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and MergerCo contemplated by this Agreement.

Section 4.05. Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against or relating to Parent or any of its Subsidiaries, including MergerCo, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including MergerCo, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and MergerCo’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06. Ownership of Company Common Stock. Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

Section 4.07. No Reliance. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and MergerCo acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article III hereof and pursuant to any certificates to be delivered pursuant to the terms set forth herein and (b) neither Parent nor MergerCo has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III of this Agreement or in any certificates to be delivered pursuant to the terms set forth herein. Without limiting the generality of the foregoing, each of Parent and MergerCo acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company and its Subsidiaries that may have been made available to Parent, MergerCo or any of their respective representatives, except as expressly set forth in Article III of this Agreement or in any certificates to be delivered pursuant to the terms set forth herein.

ARTICLE V.

COVENANTS

Section 5.01. Conduct of Business of the Company. Except as expressly contemplated by this Agreement, as set forth on Section 5.01 of the Company Disclosure Letter, as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII hereof, the Company shall, and shall cause each of its Subsidiaries to (subject, in the case of the Controlled Subsidiaries, to the terms set forth in Section 5.15 hereof), conduct its business in all material respects in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to (subject, in the case of the Controlled Subsidiaries, to the terms set forth in Section 5.15 hereof), use its commercially reasonable efforts to (1) keep available the services of its key officers and employees, (2) preserve intact the business organization of the Company and its Subsidiaries, taken as whole, and (3) maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, except for matters expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Letter, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII hereof, the Company shall not, nor shall it permit any of its Subsidiaries to (subject, in the case of the Controlled Subsidiaries, to the terms set forth in Section 5.15 hereof), do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or propose to amend its certificate of incorporation or bylaws;

(b) (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, provided that this clause (ii) shall not prohibit the repurchase, redemption or acquisition by the Company of Company Securities (or, in the case of clauses (w), (x) and (y) immediately below, the taking of analogous actions in respect of Company Subsidiary Securities if applicable to any Subsidiary of the Company) in connection with (w) the forfeiture of Company Equity Awards by any Person pursuant to the terms of any Company Stock Plan or any Contract entered into pursuant to the terms thereof, (x) the net exercise of Company Equity Awards pursuant to the terms of any Company Stock Plan or any Contract entered into pursuant to the terms thereof, or the net exercise of Warrants pursuant to the terms thereof, (y) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards or (z) the redemption, repurchase or other acquisition (or offer for the same) of Company Subsidiary Securities from any holder thereof (other than the Company or a Subsidiary thereof) so long as such transaction is otherwise permitted pursuant to this Section 5.01, including Section 5.01(e), (iii) make, declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, provided that (A) a wholly-owned Subsidiary of the Company may make, declare, set aside and pay dividends or distributions to the Company or another wholly-owned Subsidiary thereof, (B) any other

Subsidiary of the Company may make, declare, set aside and pay dividends or distributions to the Persons that hold equity interests therein so long as the timing and amount thereof is consistent, in all material respects, with such Subsidiary’s dividend or distribution practice during the twelve (12) month period immediately preceding the date of this Agreement, (C) the Company shall be permitted, in the ordinary course of business and consistent with past practice, to make dividend equivalent payments pursuant to the terms of any Company Employee Plan that is in effect as of the date hereof and (D) the Company may make, declare, set aside and pay regular quarterly dividends to the holders of Shares, in a manner consistent with past practice as to timing, of not more than $0.05 per share per quarter;

(c) authorize for issuance or grant, or issue or grant, or agree or commit to issue or grant or exercise discretion to increase the value of or total payout relating to, any Company Securities (in the case of the Company) or Company Subsidiary Securities (in the case of Subsidiaries of the Company), other than the issuance or grant of (i) Shares upon the exercise or settlement of any Company Equity Award that is outstanding as of the date of this Agreement or any Company Equity Award that is issued or granted after the date of this Agreement in accordance with the terms of Section 5.01(c)(iii) hereof, (ii) Shares pursuant to the ESPP and in accordance with the terms set forth in Section 2.08(e) hereof, (iii) Company Equity Awards with respect to no more than 500,000 Shares to employees, consultants or other service providers (other than the Company’s executive officers (other than executive officers hired following the date hereof) and expressly excluding the Company’s directors) in the ordinary course of business consistent with past practice, with a per share exercise price (if applicable) of no less than the then-current market price of a Share and otherwise on terms and conditions that are consistent with the Company’s past practices in respect of the issuance and grant thereof, provided that no such Company Equity Award Stock shall vest or become exercisable, whether directly or indirectly, solely as a result of the consummation of the transactions contemplated herein, (iv) Shares upon exercise of any Warrant that is outstanding as of the date of this Agreement or (v) Shares upon the conversion of any Convertible Notes;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date hereof or as disclosed on Section 5.01(d) of the Company Disclosure Letter, (i) increase in any manner (including by means of acceleration of payment) the base salary or bonus payable or to become payable to any of its past or present officers, employees or other service providers; provided, however, that the foregoing shall not prohibit (x) the Company and its Subsidiaries from increasing the base salary and/or bonus of non-executive officer employees or service providers of the Company and its Subsidiaries in connection with the Company’s or a Subsidiary’s annual or quarterly compensation review cycle only, provided that any such increases shall not exceed amounts consistent with the Company and its Subsidiaries’ past practice, (y) the payment by the Company or any of its Subsidiaries of retention, sign-on or other bonuses to its officers, employees or other service providers (including new hires or transition employees) so long as the aggregate amount of all such payments to all such persons does not exceed $5,000,000, except that payments made to such persons by MphasiS Limited shall not count toward, and shall not be subject to, such limit so long as any such payments are made in the ordinary course of business consistent with MphasiS Limited’s past practice or (z) if the Closing Date has not occurred prior to January 1, 2009, the Company and its Subsidiaries from increasing the base salary and/or bonus of executive officers in the ordinary course of business consistent with past practice, provided that, with respect to each such executive officer, any such increase shall be no greater than the last increase effectuated during the immediately prior annual or quarterly compensation review cycle, (ii) enter into any new or amend in any material respect any existing employment, severance, retention or change in control agreement with any of its past or present officers, employees or other service providers, provided that if any executive officer shall resign from or be terminated by the Company or a Subsidiary thereof, the Company or the applicable Subsidiary thereof shall be permitted to hire a replacement therefor and to enter into an employment agreement in connection therewith (which, subject to the immediately following clause (B), may contain terms in respect of severance, retention and change in control) so long as (A) the terms thereof are no more favorable to such newly hired executive officer as the terms set forth in the employment agreement of the executive officer that so resigned or was so terminated and (B) the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) does not give rise to the right of any such newly hired executive officer to receive any severance, retention or change in control payments and does not include any indemnification obligations for any taxes payable under Section 409A of the Code, (iii) promote any officers, employees or service providers, except in connection with the Company’s annual or quarterly compensation review cycle or as a result of the termination or resignation of any officer, employee or service provider or (iv) establish, adopt, enter into, amend in any material respect or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement (provided the Company and its Subsidiaries shall be permitted to establish, adopt and enter into Company Employee Plans after the date hereof in connection with entering into a new or expanded services agreement with any customer), or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice, provided that the terms set forth in clauses (ii) and (iv) immediately above shall not prohibit the Company and its Subsidiaries from entering into offer letters or their equivalent (which may contain terms in respect of severance, retention and change in control) with new non-executive officer employees in the ordinary course of business consistent with past practice, provided that the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) shall not give rise to the right of any such person to receive any severance, retention or change in control payments and does not include any indemnification obligations for any taxes payable under Section 409A of the Code;

(e) acquire or offer or agree to acquire (whether by way of merger, consolidation, acquisition of stock, acquisition of assets or otherwise) any Person or any division or assets thereof (other than the acquisition of assets in the ordinary course of business, including the acquisition of information technology and related assets from a client (or the stock or other equity interests of a Subsidiary of such client the principal business of which is to hold such assets) in connection with the execution by the Company or any Subsidiary thereof of a new or expanded services Contract with such client in the ordinary course of business), or make any loans, advances or capital contributions to or investments in any Person (other than the Company or any wholly-owned Subsidiary of the Company), provided that the foregoing shall not prohibit the Company and its Subsidiaries from making any such acquisition, loan, advance, capital contribution or investment (i) so long as the aggregate consideration paid (including the amount of any indebtedness for borrowed money assumed) or amounts loaned, advanced or invested, as the case may be, does not exceed $25,000,000 with respect to any individual acquisition, loan, advance, capital contribution or investment or $50,000,000 in the aggregate with respect to all such acquisitions, loans, advances, capital contributions or investments, (ii) pursuant to any Contract that is in effect as of the date hereof and disclosed in Section 5.01(e) of the Company Disclosure Letter, (iii) to any non wholly-owned Subsidiary so long as the aggregate amounts loaned, advanced or invested, as the case may be, does not exceed $5,000,000 with respect to any individual loan, advance, capital contribution or investment or $25,000,000 in the aggregate with respect to all such loans, advances, capital contributions or investments, (iv) taking the form of a loan or advance to any employee of the Company or any Subsidiary thereof for travel or other expenses that is made in the ordinary course of business consistent with past practice or (v) that constitutes the extension of trade credit to any customer or client of the Company or any Subsidiary thereof so long as such extension of trade credit is made by the Company or such Subsidiary in the ordinary course of business consistent with past practice, it being agreed that (x) any of the foregoing effected pursuant to clause (ii), (iii), (iv) or (v) immediately above shall not be applied towards the monetary threshold set forth in clause (i) immediately above and (y) any of the foregoing effected pursuant to clause (i) or (ii) above shall not be applied towards the monetary threshold set forth in clause (iii) immediately above;

(f)(i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock, sale of assets or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, with a fair market value in excess of $25,000,000 in the aggregate with respect to all such transfers, licenses, sales, leases or other dispositions, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of (x) products, services or other asset or obsolete goods or equipment, in each case in the ordinary course of business consistent with past practice or (y) any assets pursuant to any Contract that is in effect as of the date hereof and disclosed in Section 5.01(f) of the Company Disclosure Letter, and any such transfers, licenses, sales, leases or other dispositions effected pursuant to the foregoing clauses (x) and (y) shall not be applied towards the monetary limitation set forth immediately above, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except, in the case of this clause (ii), (A) if such transaction is effected in connection with a transaction expressly permitted by clause (i) of this Section 5.01(f) or (B) for the liquidation or dissolution of any immaterial Subsidiary of the Company;

(g)(i) redeem, repurchase, prepay, defease, incur or otherwise acquire any indebtedness for borrowed money (it being agreed that this covenant expressly does not apply to capital expenditures of any kind, including capital, synthetic or similar leases) or issue any debt securities or assume, guarantee or otherwise become responsible for, the obligations of any Person (other than the Company or a wholly-owned Subsidiary of the Company) for borrowed money, except (A) for the incurrence of any indebtedness in the ordinary course of business under the credit facilities of the Company and its Subsidiaries that are in effect as of the date hereof, (B) the Company and its Subsidiaries may take any of the foregoing actions in respect of indebtedness owing by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company, (C) for the acquisition or assumption of indebtedness in connection with acquisitions permitted pursuant to Section 5.01(e), or (D) that the foregoing shall not limit or restrict the ability of the Company or any Subsidiary thereof to enter into or arrange any client supported financing transactions in the ordinary course of business consistent with past practice or (ii) voluntarily subject any of its material assets or material properties to any Liens, other than Permitted Liens or Liens incurred pursuant to Contracts contemplated by Section 5.01(h);

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to Material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Material Real Estate hereunder; provided, however, that, nothing herein will prevent the Company from entering into, amending or modifying Contracts or Leases in the ordinary course of business consistent with past practice;

(i) settle or compromise any Legal Actions, other than settlements or compromises of such Legal Actions (i) for an amount less than or equal to the liability or reserve in respect thereof that has been reflected or accrued on the most recent balance sheet of the Company included in the Company SEC Documents (it being agreed that amounts paid in respect of any settlement or compromise effected pursuant to this clause (i) shall not be applied toward the monetary threshold set forth in the immediately following clause (ii)), (ii) that involve only the payment of monetary damages not in excess of $10,000,000 in the aggregate (or not in excess of $10,000,000 in the aggregate above the amount of the liability or reserve in respect thereof that has been reflected or accrued on the most recent balance sheet of the Company included in the Company SEC Documents) or the imposition of nonmaterial equitable relief on the business and operations of the Company or any of its Subsidiaries, (iii) that are immaterial and in respect of which no liability or reserve in respect thereof has been reflected or accrued on the financial statements of the Company or (iv) entered into in the ordinary course of business consistent with past practice with respect to Legal Actions other than instituted legal proceedings; provided, however, that in the case of clauses (i), (ii), (iii) and (iv) immediately above, such settlement or compromise does not contain as a term thereof the imposition of material equitable relief on, or any material restrictions on the business and operations of, the Company or any of its Subsidiaries;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax audit (other than the settlement or compromise of any such Tax audit for an amount not materially greater than the liability or reserve in respect thereof that has been reflected or accrued on the most recent balance sheet of the Company included in the Company SEC Documents), (ii) make or change any material Tax election or file any material amendment to a material Tax Return, except, in each case, as required by applicable Law, or (iii) enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance, which in each case, is material to the Company and its Subsidiaries, taken as a whole;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, MergerCo or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement; or

(n) agree or commit to do any of the foregoing.

Section 5.02. No Control of Other Party’s Business; Other Actions.

(a) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

(b) Subject to the terms set forth in Section 5.04, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to (subject, in the case of the Controlled Subsidiaries, to the terms set forth in Section 5.15 hereof), take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or (ii) otherwise prevent or materially delay the consummation of such transactions.

Section 5.03. Access to Information; Confidentiality. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall afford, and shall cause its Subsidiaries to afford, to Parent and Parent’s Representatives reasonable access, during normal business hours and in a manner as shall not unreasonably interfere with the conduct of the business of the Company or any Subsidiary thereof, to the officers, employees, accountants, properties and books and records of the Company and its Subsidiaries, and the Company shall furnish, and shall cause its Subsidiaries to furnish, promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time (including, at or prior to the Effective Time, (a) a list of any deadline occurring within one year after the date hereof in connection with maintenance fees, filings of patent applications required due to foreign filings or other priority applications, statements of use, extensions and renewals (including patent term extensions) and responses to office action and (b) a list of material Company Source Code that has been published, delivered or disclosed to any escrow agent or any other Person by the Company or any of its Subsidiaries) and, during such period, upon request, Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable securities Laws; provided, however, that the Company shall not be obligated to provide or cause its Subsidiaries to provide (i) such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or would jeopardize the protection of an attorney-client or similar privilege (it being agreed that the parties shall make appropriate alternative disclosure arrangements under circumstances in which the restrictions of this clause (i) would apply), (ii) any information to the extent it relates to individual performance or personnel evaluation records, medical histories or other personnel information that in the Company’s good faith opinion would reasonably be expected to subject the Company or any of its Subsidiaries to material liability or (iii) any access to properties that would involve testing or invasive sampling, except with Company’s prior written consent (which consent shall not be unreasonably withheld), or any damage to such properties; provided further, however, that any information that the Chief Executive Officer of the Company (or any designee thereof) reasonably determines constitutes competitively sensitive information of a type that was only provided under the Clean Team Agreement prior to the date hereof shall only be provided, subject to the other terms set forth herein, pursuant to the terms of the Clean Team Agreement and only Persons that are members of the CT (as therein defined) shall have access thereto. Until the Effective Time, any and all information and data provided pursuant to this Agreement, including this Section 5.03, will be subject to the terms of (x) the Confidentiality Agreement, dated as of November 21, 2007, between the Company and Parent, as amended on March 11, 2008 (as the same has been or may be amended, modified or supplemented from time to time, the “Principal Confidentiality Agreement”) and (y) if applicable, the Clean Team Confidentiality Agreement, dated as of April 4, 2008, among the Company, Parent and the other Persons party thereto (as the same may be amended, modified or supplemented from time to time, the “Clean Team Agreement” and, together with the Principal Confidentiality Agreement, the “Confidentiality Agreements”), each of which shall survive the termination of this Agreement in accordance with the terms set forth therein. No investigation by a party hereto or its Representatives shall affect the representations and warranties of any other party (or the rights of the first party in respect thereof) set forth in this Agreement.

Section 5.04. Other Offers, Etc.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a Takeover Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Requisite Company Vote, if (A) the Company has not breached this Section 5.04 hereof (other than any such breach that is unintentional and immaterial in effect) and (B) the Company Board receives an unsolicited bona fide written Takeover Proposal, from a third party that the Company Board determines in good faith (after consultation with outside legal counsel and a Company Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or may reasonably be expected to constitute a Superior Proposal, the Company may furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (provided, that the Company shall only provide or permit to be provided to such Person any non-public information with respect to the Company or any of its Subsidiaries if (x) no less than one (1) Business Day prior to furnishing any such information to such Person, the Company provides Parent written notice of its intention to furnish such information, (y) such Person has executed a confidentiality agreement that constitutes an Acceptable Confidentiality Agreement and (z) contemporaneously with furnishing any such information to such Person, the Company furnishes Parent a list of such information provided to such Person and, to the extent such information has not been previously furnished to Parent, copies of such information (provided that if any such non-public information is of the type referred to in the second proviso set forth in Section 5.03 hereof, the provision of such non-public information to Parent shall be subject to the terms set forth therein)), and participate in discussions and negotiations with such Person regarding, and otherwise facilitate and encourage, such Takeover Proposal and, to the extent reasonably required to evaluate a Takeover Proposal, may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person (an “Other Confidentiality Agreement”). It is understood that any violation of the restrictions set forth in this Section 5.04(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.04(a) by the Company.

(b) Except as expressly permitted by this Section 5.04(b), (i) the Company Board shall not (x) fail to make, withdraw, modify or amend, or publicly propose or resolve to withdraw, modify or amend, in a manner adverse to Parent or MergerCo, the Company Board Recommendation or (y) approve, endorse or recommend, or publicly propose or resolve to approve, endorse or recommend, to the holders of Company Common Stock a Takeover Proposal (other than with Parent) (any action described in clause (x) or clause (y) immediately above being referred to herein as a “Company Adverse Recommendation Change”) and (ii) the Company shall not, and shall cause its Subsidiaries not to, enter into, and the Company Board shall not authorize the Company or any of its Subsidiaries to enter into, any merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or stock exchange agreement, option agreement or other similar agreement, in each case providing for or relating to a Takeover Proposal (each, a “Company Acquisition Agreement”), other than an Acceptable Confidentiality Agreement or an Other Confidentiality Agreement in accordance with the terms of Section 5.04(a) hereof. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote if (A) the Company has not breached this Section 5.04 (other than any such breach that is unintentional and immaterial in effect), (B) the Company Board receives an unsolicited bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and a Company Financial Advisor or another financial advisor of nationally recognized reputation) constitutes a Superior Proposal and (C) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure of the Company Board to take any of the following actions would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Company Board, after compliance with the procedure set forth in the following sentence, may (I) make a Company Adverse Recommendation Change and/or (II) cause the Company or any Subsidiary thereof to enter into a Company Acquisition Agreement with respect to such Superior Proposal, but only if the Company shall have terminated this Agreement pursuant to Section 7.04(a) hereof substantially concurrently with entering into such Company Acquisition Agreement. The Company Board shall not make such Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) such Company Acquisition Agreement, unless (1) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, (2) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal, (3) the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)) and (4) the Company Board determines in good faith, after consulting with outside legal counsel and a Company Financial Advisor or another financial advisor of nationally recognized reputation, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

(c) In addition to the other obligations of the Company set forth in this Section 5.04, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to a Takeover Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party, in each case that would reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making, and the terms and conditions of, any such Takeover Proposal, indication, offer, proposal or request. The Company shall keep Parent fully informed, on a prompt basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.

(d) Subject to Parent’s rights under Article VII hereof, nothing in this Section 5.04 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position could constitute a violation of applicable Law. In addition, it is understood and agreed that, for purposes of this Section 5.04, a factually accurate public statement by the Company that only describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a Company Adverse Recommendation Change.

Section 5.05. Stockholder Meeting; Proxy Materials.

(a) Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to 5.04 hereof, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other reasonable actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval; provided, however, that the Company may extend the date of the Company Stockholders Meeting to the extent (x) necessary in order to obtain a quorum of its stockholders or (y) the Company reasonably determines that such delay is required by applicable Law. At the Company Stockholders Meeting, Parent and its Affiliates will vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held.

(b) In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable following the execution and delivery of this Agreement prepare and, no later than the fifteenth (15th) Business Day following such execution and delivery, file the Company Proxy Statement with the SEC, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and MergerCo promptly following receipt thereof, (iii) as promptly as reasonably practicable prepare and file (after Parent and MergerCo have had a reasonable opportunity to review and comment on) any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail to the Company stockholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting. Parent and MergerCo shall each cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company as promptly as reasonably practicable with any and all information with respect to Parent and MergerCo as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and MergerCo a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

Section 5.06. Notices of Certain Events. The Company will notify Parent and MergerCo, and Parent and MergerCo will notify the Company, promptly of (i) any material written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, provided that the foregoing shall not apply in respect of any immaterial consents, (ii) any material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (other than any such communication from a Governmental Entity in its capacity as a counterparty to any Contract with the Company or any Subsidiary thereof), (iii) any Legal Actions commenced against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 6.02(a), 6.02(b) or 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Sections 6.03(a) or 6.03(b) of this Agreement (in the case of Parent and its Subsidiaries).

Section 5.07. Employees; Benefit Plans.

(a) Except as otherwise expressly provided in this Section 5.07, during the period commencing at the Effective Time and ending on December 31, 2008 (the “Continuation Period”), Parent shall cause the Surviving Corporation or the applicable Subsidiary thereof to maintain, for the benefit of the employees of the Company or any Subsidiary thereof who remain employed by Parent or any of its Affiliates (including the Company or any Subsidiary thereof) immediately after the Effective Time (collectively, the “Company Continuing Employees”), all of the Company Employee Plans that are in effect immediately prior to the Effective Time (other than Company Employee Plans providing for the grant or issuance of equity-based compensation), and, during the Continuation Period, each Company Continuing Employee shall be eligible to participate in the same Company Employee Plans in which such Company Continuing Employee was eligible to participate immediately prior to the Effective Time, which participation shall be governed by the same terms and subject to the same conditions that were applicable to the participation by such Company Continuing Employee in such Company Employee Plans immediately prior to the Effective Time. Immediately following the Continuation Period, each Company Continuing Employee shall be eligible to participate in the employee benefit plans, programs and policies of Parent or an applicable Subsidiary thereof (collectively, the “Parent Benefit Plans”) consistent with Parent’s then-applicable human resources policies. Without limiting the foregoing, as soon as administratively practicable after the Effective Time, Parent shall provide, or cause to be provided, to each Company Continuing Employee who, as of the Effective Time, participates in the ESPP, the opportunity to participate in any employee stock purchase plan of Parent to the extent consistent with Parent’s then-applicable policies. In addition, with respect to a Company Continuing Employee who participates in a long-term incentive plan of the Company, after the Effective Time such Company Continuing Employee shall be eligible to participate in a long-term incentive plan sponsored by Parent or an Affiliate or Subsidiary on terms and conditions generally then-applicable to similarly-situated employees.

(b) Following the Continuation Period, Parent shall recognize, or shall cause to be recognized full credit to each Company Continuing Employee for his or her service recognized prior to the last day of the Continuation Period (i) for purposes of determining the amount of annual vacation accrual earned under a Parent Benefit Plan that provides for vacation benefits, (ii) for purposes of a participant’s vested percentage under a Parent Benefit Plan that is a defined contribution pension plan, and (iii) for purposes of any then-applicable Parent Benefit Plan that provides severance benefits. With respect to Parent Benefit Plans not described in the preceding sentence, a Company Continuing Employee’s prior service credit will be recognized as mutually agreed upon by the Company and Parent prior to the Closing Date or as otherwise required by applicable Law. Notwithstanding anything contained in this Section 5.07(b) to the contrary, in no event shall service be credited under any Parent Benefit Plan where such credit would (A) result in duplication of benefits, or (B) otherwise cause Parent or any Subsidiary or any Parent Benefit Plan (or trust relating thereto) to accrue or pay for benefits that relate to any time period prior to the Continuing Employee’s participation in the Parent Benefit Plan. Parent shall, and shall cause its Affiliates to, from and after the Continuation Period, to the extent waived or credited under the analogous Company Employee Plans prior to the last day of the Continuation Period, (i) cause any and all pre-existing conditions, limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under the Parent Benefit Plans to be waived with respect to Company Continuing Employees (and their spouses and eligible dependents) who become participants in the Parent Benefit Plans and (ii) give credit for or otherwise take into account under the Parent Benefit Plans the out-of-pocket expenses and annual expense limitation amounts paid by each Company Continuing Employee under the analogous Parent Benefit Plan for the calendar year within which the Continuation Period ends.

(c) At the Effective Time, the Company shall freeze its Executive Deferral Plan and its U.K. Executive Deferral Plan, and thereafter distribute to Company Employees all account balances thereunder in accordance with the terms of such plans and in a manner that complies with Section 409A of the Code and shall further have taken all action necessary or appropriate to permit Parent to terminate said plans following liquidation of all accounts.

(d) Prior to the Effective Time, the Company shall amend its 1998 Supplemental Executive Retirement Plan (the “SERP”) to provide that after the Closing Date there shall be no further accrual of benefits under the SERP. Subject to this Section 5.07(d), the Company shall maintain, and, following the Effective Time, Parent shall cause the Surviving Corporation to maintain, the SERP until such time as all Liabilities under the SERP have been satisfied.

(e) This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, including the Company Stock Plans. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries.

(f) With respect to matters described in this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 5.08. Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), the Surviving Corporation and its Subsidiaries (collectively, the “Indemnifying Party”) will, and Parent will cause the Surviving Corporation and its Subsidiaries to, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents, any indemnity agreements applicable to any such Indemnified Party and/or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement and disclosed in Section 5.08(a) of the Company Disclosure Letter or hereafter entered into in accordance with the terms set forth herein, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other reasonable fees and expenses incurred in advance of the final disposition of any claim, action, suit, proceeding or investigation by each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the Surviving Corporation’s receipt of an undertaking (without the posting of any bond or other collateral) by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b) The Surviving Corporation will, and Parent will cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of two hundred percent (200%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 5.08(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 5.08 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.08 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents or similar organizational document of the Surviving Corporation or any of its Subsidiaries or otherwise. Notwithstanding anything contained herein to the contrary, if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation a written notice asserting a claim for indemnification under any of the provisions set forth in this Section 5.08, then the claim asserted in such notice (and the related indemnification obligations provided for hereunder) shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(d) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall, and Parent shall cause them to, include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational document) for a period of six (6) years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e) If Parent, the Surviving Corporation, any Subsidiary thereof or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or any such Subsidiary, as the case may be, shall assume the obligations set forth in this Section 5.08.

Section 5.09. Commercially Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall (and shall cause its Subsidiaries to) use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties if any such consent or waiver is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or if any such consent or waiver is otherwise necessary to permit the parties to consummate the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause MergerCo to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent and their respective counsel shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to participate in any material meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Section 5.09, materials provided to the other party or its counsel may be redacted (A) to remove references concerning the valuation of the Company and its Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address good faith legal privilege or confidentiality concerns.

(b) Without limiting the generality of the undertakings pursuant to Section 5.09(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act, the EC Merger Regulation and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made on or prior to the fifteenth (15th) day (or the immediately following Business Day if such day is not a Business Day) following the date of this Agreement (calculated by excluding the date of this Agreement) unless otherwise agreed to in writing by the parties hereto) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act, the EC Merger Regulation or any other applicable Antitrust Laws, (ii) subject to the terms set forth in Section 5.09(c) hereof, use their commercially reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods, (iii) use their commercially reasonable best efforts to contest on the merits, through litigation in United States District Court (or state court, if applicable) or other applicable courts or through administrative or other applicable procedures in relation to non-U.S. or other applicable Governmental Entities, any objections or opposition raised by any Governmental Entity or other Person in respect of the transactions contemplated by this Agreement, (iv) use their commercially reasonable best efforts to defend on appeal any favorable Order on the merits in United States District Court (or state court, if applicable) or in other applicable courts or through administrative or other applicable procedures in relation to non-U.S. or other applicable Governmental Entities and (v) use their commercially reasonable best efforts to have overturned or reversed on appeal any Orders issued by a United States District Court, the European Commission or any other Governmental Entity prohibiting the consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Subsidiaries to, and the Company and its Subsidiaries will not without Parent’s prior written consent, agree to any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock to avoid or eliminate any impediment under Antitrust Laws, provided that the parties shall be required to take or agree to take (or consent to the taking of) such actions unless the result thereof would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on the business of Parent and its Subsidiaries (assuming for purposes of this determination that Parent and its Subsidiaries are of equivalent size to the Company and its Subsidiaries, taken as a whole); provided, however, that neither the Company nor any Subsidiary thereof shall be required to take any such action prior to the Closing Date.

Section 5.10. Public Announcements. Except with respect to any Company Adverse Recommendation Change or any other action taken by the Company or the Company Board pursuant to, and in accordance with, Section 5.04 hereof, so long as this Agreement is in effect, Parent, MergerCo and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party(ies), which shall not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party(ies) about, and allow the other party(ies) reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 5.11. Stock Exchange Listing. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the New York Stock Exchange and the London Stock Exchange and deregistered under the Exchange Act.

Section 5.12. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, MergerCo, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, MergerCo, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13. Rule 16b-3. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 5.14. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerCo, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.15. Controlled Subsidiaries. The Company shall, and shall (subject to the terms of this Section 5.15) cause each of its Subsidiaries to, exercise their respective voting rights in their capacities as a stockholder, equityholder and/or contractual authority, in each case, if any, to cause each of the Subsidiaries set forth on Section 5.15 of the Company Disclosure Schedule (the “Controlled Subsidiaries”) to comply with the terms set forth in Section 5.01 hereof, provided that so long as the Company and each Subsidiary thereof shall have complied with their respective obligations under this Section 5.15, if any Controlled Subsidiary shall not comply with the terms set forth in Section 5.01 hereof that are applicable to Subsidiaries of the Company, the Company shall not be in breach of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, Parent and MergerCo acknowledge that neither the Company nor any of its Subsidiaries (nor any representatives thereof serving any such Controlled Subsidiary as a director, officer or in any similar capacity) shall be required to take any action or fail to take any action that reasonably would be expected to result in a breach of its (or his or her) fiduciary duties to stockholders of any Controlled Subsidiary under applicable Law, and the taking or failure to take any such action pursuant to this sentence shall not constitute a breach of this Agreement.

Section 5.16. Capital Expenditures. The Company shall consult with Parent prior to the Company or any of its Subsidiaries (other than Controlled Subsidiaries) contractually committing to incur or incurring any capital expenditure in excess of $50,000,000 individually, other than any such capital expenditure that has been contractually committed in the ordinary course of business prior to the date hereof or is committed or incurred pursuant to or in connection with any Contracts entered into with new or existing customers after the date hereof in the ordinary course of business. This Section 5.16 and the first sentence of Section 5.01 constitute the sole and exclusive covenants and agreements of the Company in respect of capital expenditures.

ARTICLE VI.

CONDITIONS

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated, (ii) the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated hereby compatible with EC Common Market and (iii) all other approvals under any other Foreign Antitrust Law that are listed on Section 6.01(b) of the Company Disclosure Letter shall have been obtained (through the expiration of any applicable waiting period or otherwise).

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02. Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent and MergerCo on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than the Specified Warranties and the representation and warranty contained in Section 3.05(b)(i)) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties (other than Specified Warranties and the representation and warranty contained in Section 3.05(b)(i)) that address matters only as of a particular date, which shall be true and correct in all respects as of that date (without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein)), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Specified Warranties shall be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those Specified Warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date) and (iii) the representation and warranty contained in Section 3.05(b)(i) shall be true and correct in all respects as of the date that such representation and warranty is made as set forth therein.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) hereof.

Section 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date (without giving effect to any materiality or material adverse effect qualifications contained therein)), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and MergerCo’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Parent and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

Section 7.01. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent and the Company.

Section 7.02. Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before the six (6) month anniversary of the date of this Agreement (subject to possible extension as provided below, the “End Date”), provided, however, that if the condition to the completion of the Merger set forth in 6.01(b) hereof shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article VI hereof would be satisfied if the Closing Date were to occur on such date, then either Parent or the Company shall be entitled to extend the End Date by a three (3) month period by written notice to the other party (the End Date may be so extended not more than three (3) times at the election of either Parent or the Company, and thereafter it may be extended only upon the written agreement of Parent and the Company), it being understood that, without the prior written consent of Parent and the Company, in no event shall the End Date be extended to a date that is later than the fifteen (15) month anniversary of the date of this Agreement; provided further, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 7.03. Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement or an Other Confidentiality Agreement), (iii) there shall have occurred a willful and material breach of Section 5.04 by any executive officer of the Company or by any other Representative of the Company that is acting at the express direction of or with the express authorization of the Company Board or any executive officer of the Company, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within twenty (20) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) following a reaffirmation by the Company Board as contemplated by the immediately preceding clause (iv), the Company continues to hold discussions with the Person who made such Takeover Proposal with respect to such Takeover Proposal (including any modifications thereto) and the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing; provided, that, (A) the Company shall not be required to make any such reaffirmation during any Notice Period and (B) Parent may not exercise its right under this clause (v) more than once in any twenty (20) Business Day period; or (vi) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer; or

(b) in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in the case of clauses (i) and (ii) immediately above, such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the End Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.03(b) until the earlier to occur of (x) the expiration of a thirty (30) day period after delivery of written notice from Parent to the Company informing the Company of such breach or inaccuracy, as applicable, or (y) the ceasing by the Company to attempt to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.03(b) if (A) such breach or inaccuracy by the Company is cured within such thirty (30) day period or (B) Parent or MergerCo is then in material breach of any provision of this Agreement).

Section 7.04. Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of clause (b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement or an Other Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) in the event (i) of a breach of any covenant or agreement on the part of Parent or MergerCo set forth in this Agreement or (ii) that any representation or warranty of Parent or MergerCo set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in the case of clauses (i) and (ii) immediately above, such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or MergerCo or such inaccuracies in the representations and warranties of Parent or MergerCo are curable by Parent and MergerCo prior to the End Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.04(b) until the earlier to occur of (x) the expiration of a thirty (30) day period after delivery of written notice from the Company to Parent informing Parent of such breach or inaccuracy, as applicable, or (y) the ceasing by Parent and MergerCo to attempt to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.04(b) if (A) such breach or inaccuracy by Parent and MergerCo is cured within such thirty (30) day period or (B) the Company is then in material breach of any provision of this Agreement).

Section 7.05. Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except that if there will be any willful or intentional (a) failure of any party to perform its covenants or agreements contained in this Agreement or (b) breach by any party of its representations or warranties contained in this Agreement, then such party will be fully liable for any liabilities incurred or suffered by the other party(ies) as a result of such failure or breach; provided, however, that if Parent shall terminate this Agreement pursuant to Section 7.03(a)(iii) or Section 7.03(b)(i) in connection with a willful or intentional breach of any covenant or agreement of the Company contained herein, and in accordance with the terms of Section 7.06(a) or Section 7.06(c), Parent is paid the Termination Fee in connection therewith, then any Liability of the Company pursuant to this sentence, if any, shall be reduced by the amount of the Termination Fee so paid to Parent except to the extent that the amount of the Termination Fee shall have already been explicitly taken into account by the court to reduce the amount otherwise payable as damages. The provisions of the penultimate sentence of Section 5.03, this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article) will survive any termination of this Agreement.

Section 7.06. Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b)(i) in connection with an intentional or willful breach by the Company of any covenant or agreement contained in this Agreement or (ii) by the Company or Parent pursuant to (x) Section 7.02(a) hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 7.02(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 7.02(a) or 7.03(b)(i)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 7.03(b)(i), have been publicly disclosed or otherwise communicated to the Company or the Company Board, and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have (aa) entered into a definitive agreement with respect to (and at any time thereafter consummated), or (bb) consummated, a Takeover Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% or 85% shall be deemed to be references to “a majority” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and MergerCo would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Except as expressly set forth in this Section 7.06, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, provided that Parent shall pay all expenses and filing fees (other than expenses of counsel to the Company) incurred or paid in connection with filings pursuant to the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07. Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 7.08. Extension; Waiver. At any time prior to the Effective Time, Parent or MergerCo, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreements (if applicable, in the case of the Clean Team Agreement) and the other Contract entered into by the Company with Parent providing for the standstill obligations of Parent; provided, however, that an Acceptable Confidentiality Agreement may include standstill provisions that are less favorable to the Company that those contained in the Contract with Parent referred to immediately above so long as the Company offers to amend such Contract with Parent concurrently with the execution of such Acceptable Confidentiality Agreement to include substantially similar provisions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Business Day” means any day, other than Saturday, Sunday or any day which is a legal holiday under the laws of the State of California, the State of Texas or the State of New York or is a day on which banking institutions located in such States are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Clean Team Agreement” has the meaning set forth in Section 5.03.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(b).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.04(b).

“Company Balance Sheet” has the meaning set forth in Section 3.04(d).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Agreement” means any Contract between the Company or any of its Subsidiaries and a Company Employee.

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option or a Company Restricted Stock Unit or a phantom stock award, as the case may be.

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code.

“Company Financial Advisors” has the meaning set forth in Section 3.10.

“Company IP” means all Intellectual Property that is used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.

“Company IP Agreements” has the meaning set forth in Section 3.07(c).

“Company Material Adverse Effect” means any event, change or effect that, individually or in the aggregate with all other events, changes and effects, (i) is materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (i), no event, change or effect to the extent arising out of, resulting from or attributable to the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: (a) general market (including the capital, financial or credit or securities markets), economic or political conditions (or changes therein) in the United States, in any country in which the Company or any of its Subsidiaries conducts business or in the global economy as a whole, including changes in interest or exchange rates or the availability of credit financing; (b) the announcement or pendency of the transactions contemplated by this Agreement, including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto; (c) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or hereafter commenced; (d) general conditions in the industries in which the Company and its Subsidiaries operate; (e) any changes or proposed changes, in each case after the date hereof, in GAAP or applicable Law or the interpretation thereof; (f) the taking of any specific action at the express written direction of Parent; (g) any failure of the Company to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (h) a decline in the market price, or a change in the trading volume, of the Shares (it being understood that any cause of any such decline or change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); or (i) any change or proposed change in the debt ratings of the Company or any of its Subsidiaries or any debt securities of the Company or any of its Subsidiaries (it being understood that any cause of such change or proposed change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); provided further, however, that any event, change and effect referred to in clauses (a), (c), (d) or (e) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(b).

“Company Organizational Documents” means the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.16.

“Company Restricted Stock Units” has the meaning set forth in Section 2.08(c).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Source Code” means source code that is part of the Owned Company IP.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plans” has the meaning set forth in Section 3.02(b).

“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreements” has the meaning set forth in Section 5.03.

“Consent” has the meaning set forth in Section 3.03(c).

“Continuation Period” has the meaning set forth in Section 5.07(a).

“Contributors” has the meaning set forth in Section 3.07(h).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Controlled Subsidiaries” has the meaning set forth in Section 5.15.

“Convertible Notes” means, collectively, (a) the 3.875% Convertible Senior Notes due 2023 of the Company and (b) the Zero-Coupon Convertible Senior Notes due 2021.

“Derivative Work” has the meaning set forth in 17 U.S.C. Section 101.

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“EC Merger Regulation” means any applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any and all Laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” has the meaning set forth in Section 2.08(d).

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Ratio” has the meaning set forth in Section 2.08(a).

“Excluded Share(s)” has the meaning set forth in Section 2.01(b).

“FAR” means the Federal Acquisition Regulation and all applicable agency supplements thereto.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).

“GAAP” has the meaning set forth in Section 3.04(b).

“Government Contract” means any Contract, however denominated, including any procurement, task order, work order, purchase order, Contractor Team Arrangement (as defined in FAR 9.601), co-operative agreement or other transaction with the U.S. Government, the U.K Government or any other applicable foreign Governmental Entity at the prime or subcontract level (at any tier) under a federal prime Contract, entered into by the Company or any of its Subsidiaries for the provision of goods, services or construction.

“Governmental Antitrust Authority” has the meaning set forth in Section 5.09(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, radioactive material, toxic mold, radon and asbestos.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Parties” has the meaning set forth in Section 5.08(a).

“Indemnifying Party” has the meaning set forth in Section 5.08(a).

“Insurance Policies” shall mean insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company and its Subsidiaries.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and all other rights corresponding thereto throughout the world (“Copyrights”); (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information and confidential information, including databases and data collections and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools, computerized databases and other software-related specifications and documentation (collectively, “Software”); (g) Internet domain names; and in each case of (a) to (g) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of the persons set forth in Section 8.01(i) of the Company Disclosure Letter;

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Licensed Company IP” means all Company IP owned by a third party that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any Contract entered into with such third party.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Major Customers” has the meaning set forth in Section 3.15(a).

“Material Real Estate” shall mean: (a) all Owned Real Estate owned by the Company or any of its Subsidiaries as of the date hereof that had a book value as of the date of the Company Balance Sheet in excess of $5,000,000; (b) all Leased Real Estate leased or otherwise occupied by the Company or any of its Subsidiaries under a Lease in effect as of the date hereof and which is listed on Section 8.01(ii) of the Company Disclosure Letter and (c) all “Service Management Centers” of the Company.

“Maximum Premium” has the meaning set forth in Section 5.08(b).

“Merger” has the meaning set forth in Section 1.01.

“MergerCo” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“New Exercise Date” has the meaning set forth in Section 2.08(d).

“Notice Period” has the meaning set forth in Section 5.04(b)(ii).

“Open Source Software” means any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, derived from or distributed with such Software, be (A) disclosed or distributed in source code form; (B) licensed for the purpose of making Derivative Works; or (C) redistributable at no charge. Without limiting the foregoing, any Software that is subject to the terms of any of the licenses certified by the Open Source Initiative and listed on its website (www.opensource.org) is Open Source Software.

“Order” has the meaning set forth in Section 3.09.

“Other Closing Date” has the meaning set forth in Section 1.02.

“Other Confidentiality Agreement” has the meaning set forth in Section 5.04(a).

“Owned Company IP” means all Company IP that is not Licensed Company IP.

“Owned Real Estate” shall mean any real estate owned by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of Company’s and its Subsidiaries’ rights thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.07(a).

“Parent Restricted Stock Unit” has the meaning set forth in Section 2.08(c).

“Parent Stock” has the meaning set forth in Section 2.08(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) Liens disclosed on the balance sheet of the Company included in the most recent Company SEC Document filed by the Company with the SEC prior to the date of this Agreement, (b) Liens for Taxes, assessments and governmental charges or levies that are (i) not yet due and payable as of the date hereof or as of the Closing Date, as applicable, or (ii) being contested in good faith (and for which adequate accruals or reserves have been established on the most recent financial statements of the Company included in the most recent Company SEC Document filed by the Company with the SEC, to the extent that GAAP requires the establishment of such accruals or reserves), (c) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (d) Liens imposed under applicable Law, including federal, state or foreign securities Laws, (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (g) ordinances, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries and (h) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Principal Confidentiality Agreement” has the meaning set forth in Section 5.03.

“Proposal” means any proposal, bid, request for equitable adjustment, contract change proposal, proposal for modification or indirect cost submission on a Government Contract.

“Public Grants” has the meaning set forth in Section 3.19.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“SERP” has the meaning set forth in Section 5.07(d).

“Share(s)” has the meaning set forth in Section 2.01(a).

“Specified Warranties” means the representations and warranties of the Company set forth in (i) the second sentence of Section 3.02(a), (ii) the first sentence of Section 3.02(b)(i), (iii) clause (x) of the last sentence of Section 3.02(c) and (iv) Section 3.03(a).

“Subsidiary” means, when used with respect to any party, and except as set forth on Section 8.01(iii) of the Company Disclosure Letter, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Subsidiary Charter Documents” has the meaning set forth in Section 3.01(b).

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and a Company Financial Advisor or another financial advisor of nationally recognized reputation) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 5.04(b)(ii).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including MergerCo) relating to any (i) direct or indirect acquisition of assets of the Company and its

Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case as a result of which the stockholders of the Company immediately prior to such transaction would hold less than eighty-five percent (85%) of the voting equity interests in the surviving or resulting entity in such transaction or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Taxes” means any and all federal, state, provincial, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” has the meaning set forth in Section 3.06(a)(i).

“Termination Fee” means $375,000,000.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Uncertificated Shares” has the meaning set forth in Section 2.02(a).

“U.K. Government” means Her Britannic Majesty’s Government in right of the United Kingdom of Great Britain and Northern Ireland or in right of any part thereof or any department of any such government and includes any of Her Majesty’s principal Secretaries of State, any executive agency of any such government and any corporation owned by any such government.

“U.S. Government” shall mean any United States Governmental Entity, agency or body, including United States Government corporations and non-appropriated fund activities.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“Warrant Certificates” has the meaning set forth in Section 2.02(a).

“Warrants” has the meaning set forth in Section 2.07.

Section 8.02. Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the MergerCo Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 8.03. Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreements and any other Contract executed on behalf of the parties hereto by their respective legal counsel will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.05. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.06.

Section 8.07. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by electronic mail (provided the Person sending such electronic mail message sends a duplicate copy thereof by one of the other means specified in this Section 8.07 within one (1) Business Day of the delivery of such electronic mail message), in each case as follows:

If to Parent or MergerCo, to:

c/o Hewlett-Packard Company

3000 Hanover Street

Palo Alto, California 94304

Attention: General Counsel

Facsimile: 650-857-2012

with a copy (which will not constitute notice to Parent or MergerCo) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile: 212-225-3999

Attention: Christopher E. Austin, Esq. (caustin@cgsh.com)

                  Benet J. O’Reilly, Esq. (boreilly@cgsh.com)

If to the Company, to:

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024

Facsimile: 972-605-5613

Attention: General Counsel (Storrow.Gordon@eds.com)

with a copy (which will not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: 212-728-8111

Attention: Thomas M. Cerabino, Esq. (tcerabino@willkie.com)

                  Serge Benchetrit, Esq. (sbenchetrit@willkie.com)

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08. Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Confidentiality Agreements and the other agreement referred to in the last sentence of Section 8.03 hereof constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement, the Confidentiality Agreements or the other agreement referred to in the immediately preceding sentence has been made or relied upon by any of the parties to this Agreement.

Section 8.09. No Third-Party Beneficiaries. Except as provided in Section 5.08(c) hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 8.10. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.12. Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of Law or otherwise) without the consent of each other party hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.13. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.15. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Remainder of Page Intentionally Left Blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ Ronald A. Rittenmeyer
Name:	Ronald A. Rittenmeyer
Title:	Chairman, President and Chief Executive Officer

HEWLETT-PACKARD COMPANY

By:	/s/ Mark V. Hurd
Name:	Mark V. Hurd
Title:	Chairman, Chief Executive Officer and President

HAWK MERGER CORPORATION

By:	/s/ Paul T. Porrini
Name:	Paul T. Porrini
Title:	President and Secretary

[Signature page to Agreement and Plan of Merger]

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